Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE
Contact: Walter H. Hasselbring, III Telephone: (815) 432-2476

IF BANCORP, INC.
ANNOUNCES CASH DIVIDEND

Watseka, Illinois, February 15, 2017 - IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association, today announced that its Board of Directors declared a cash dividend of $0.08 per common share.  The dividend will be paid on or about April 14, 2017, to stockholders of record as of the close of business on March 24, 2017.

“We are pleased to continue paying a cash dividend to our shareholders,” said Walter H. Hasselbring, III, President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value and we intend to continue paying a semiannual dividend in the future, assuming that our financial position and other conditions continue to allow such payment.”

Iroquois Federal Savings and Loan Association is a community-oriented financial institution that conducts its operations from its five full-service banking offices located in the municipalities of Watseka, Danville, Clifton, Hoopeston and Savoy, Illinois and its loan production and wealth management office in Osage Beach, Missouri. Iroquois Federal Savings and Loan Association offers a broad array of retail and commercial lending and deposit services.